PRESS RELEASE

FOR:	STRATASYS, INC.

CONTACTS:	Shane Glenn, Director of Investor Relations, Stratasys
(952) 294-3416, shane.glenn@stratasys.com

Jill Peters, HP Graphics Solutions Business
(503) 391-8742, jill.peters@hp.com

Joe Hiemenz, Public Relations Manager, Stratasys
(952) 906-2726, joe.hiemenz@stratasys.com

STRATASYS AND HP SIGN DEFINITIVE AGREEMENT FOR
STRATASYS TO MANUFACTURE HP-BRANDED 3D PRINTERS

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MINNEAPOLIS, January 19, 2010 – Stratasys, Inc. (Nasdaq: SSYS), the leading manufacturer of 3D printers and 3D production systems, today announced it has signed a definitive agreement with HP for Stratasys to manufacture an HP-branded 3D printer. Used by product designers and architects, Stratasys 3D printers create three-dimensional plastic models directly from 3D digital designs.

     Under the terms of the agreement, Stratasys will develop and manufacture for HP an exclusive line of 3D printers based on Stratasys’ patented Fused Deposition Modeling (FDM) technology. HP will begin a phased rollout of the 3D printers in the mechanical design (MCAD) market in selected countries later this year, with the right to extend distribution globally.

     “We believe the time is right for 3D printing to become mainstream,” said Stratasys Chairman and CEO Scott Crump. “We also believe that HP’s unmatched sales and distribution capabilities and Stratasys FDM technology is the right combination to achieve broader 3D printer usage worldwide. HP has made a similar move in this market before, capturing a dominant position in large-format 2D printers. Together we hope to repeat this success with 3D printers.”

     “There are millions of 3D designers using 2D printers who are ready to bring their designs to life in 3D,” said Santiago Morera, vice president and general manager of HP’s Large Format Printing Business. “Stratasys FDM technology is the ideal platform for HP to enter the 3D MCAD printing market and begin to capitalize on this untapped opportunity.”

     HP’s Graphic Solutions Business – part of the company’s $24 billion Imaging and Printing Group – will execute the distribution agreement. HP is a leading provider of Designjet and Scitex large-format printing solutions, Indigo digital solutions for commercial and industrial printing, inkjet high-speed production solutions and specialty printing systems.

     Stratasys will hold a web cast and conference call on Tuesday, January 19, 2010 at 8:00 a.m. (ET) to discuss the details surrounding this agreement. The conference call will be available via live web cast on the Stratasys Web site at www.stratasys.com under the "Investors" tab or by clicking http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=61402&eventID=2667385.

     To participate by telephone, the domestic dial-in number is 866-356-3377, and the international dial-in is 617-597-5392. The access code is 20329688. Investors are advised to dial into the call at least ten minutes prior to the start of the call to register. Please note that the web cast will provide you information via a slide presentation, but to participate in the Q&A session, you will be required to call in by telephone.

     The web cast will be available for 90 days on the "Investors" page of the Stratasys website.

Industry Background

     Designers and architects that design with CAD (Computer Aided Design) use 3D printers as peripheral devices to “print” or create a tangible 3D model from plastic or other material. The model is created directly from the CAD digital design. The models are used by designers, engineers and architects to verify the form, fit, and functional characteristics of their designs prior to committing those designs to production or construction.

     The technology to produce 3D models directly from a digital design has been commercial for over 20 years, but recent advances in 3D printers have dramatically reduced their cost, and improved ease-of-use and reliability. Stratasys introduced its first Dimension 3D printer in 2002, priced under $30,000. Early last year, Stratasys broke the $15,000 barrier with its office-friendly uPrint 3D printer, which fits on a desktop.

     Stratasys is the sales leader in 3D printing. Its printers are based on patented Stratasys FDM technology. FDM is the only technology to use high-performance industrial thermoplastics to make prototypes. Click on FDM Process for a video demonstration of the FDM process.

Stratasys, Inc., Minneapolis, manufactures additive fabrication machines for prototyping and manufacturing plastic parts under the brands Fortus 3D Production Systems and Dimension 3D Printers. The company also operates RedEye On Demand, an online service for part prototyping and production. According to Wohlers Report 2009, Stratasys supplied 43 percent of all additive fabrication systems installed worldwide in 2008, making it the unit market leader for the seventh consecutive year. Stratasys patented and owns the process known as FDM.® The process creates functional prototypes and manufactured goods directly from any 3D CAD program, using high-performance industrial thermoplastics. The company holds more than 250 granted or pending additive fabrication patents globally. Stratasys products are used in the aerospace, defense, automotive, medical, business & industrial equipment, education, architecture, and consumer-product industries. Online at: www.Stratasys.com

Stratasys, Dimension, uPrint, and Fused Deposition Modeling (FDM) are registered trademarks of Stratasys, Inc. Other trademarks are property of their respective owners.

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Forward Looking Statements

All statements herein that are not historical facts or that include such words as “expects,” “anticipates,” “projects,” “estimates,” “vision,” “planning”, “believes” or similar words constitute forward-looking statements covered by the safe harbor protection of the Private Securities Litigation Reform Act of 1995. Except for the historical information herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. These include statements regarding projected revenue and income in future quarters; the size of the 3D printing market; our objectives for the marketing and sale of our Dimension® 3D Printers and our FortusTM 3D Production Systems, particularly for use in direct digital manufacturing (DDM); the demand for our proprietary consumables; the expansion of our paid parts service; and our beliefs with respect to the growth in the demand for our products. Other risks and uncertainties that may affect our business include our ability to penetrate the 3D printing market; our ability to achieve the growth rates experienced in preceding quarters; our ability to introduce, produce and market new materials, such as ABSplus and ABS-M30, and the market acceptance of these and other materials; the impact of competitive products and pricing; our timely development of new products and materials and market acceptance of those products and materials; the success of our recent R&D initiative to expand the DDM capabilities of our core FDM technology; and the success of our RedEyeOnDemandTM and other paid parts services. Actual results may differ from those expressed or implied in our forward-looking statements. These statements represent beliefs and expectations only as of the date they were made. We may elect to update forward-looking statements, but we expressly disclaim any obligation to do so, even if our beliefs and expectations change. In addition to the statements described above, such forward-looking statements are subject to the risks and uncertainties described more fully in our reports filed or to be filed with the Securities and Exchange Commission, including our annual reports on Form 10-K and quarterly reports on Form 10-Q.

This release is also available on the Stratasys Web site at www.Stratasys.com.